EXHIBIT 99.3

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS
HEALTHIER CHOICES MANAGEMENT CORP.

Subscription Rights to Purchase Shares of Common Stock
Offered Pursuant to Subscription Rights
Distributed to Stockholders
of Healthier Choices Management Corp.
May 19, 2021

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by Healthier Choices Management Corp., a Delaware corporation (“we,” “us,” “our,” or the “Company”), of shares of common stock, pursuant to non-transferable subscription rights distributed to all stockholders of record (the “Record Holders”) of shares of our common stock, par value $0.0001 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on May 18, 2021 (the “Record Date”). The subscription rights and Common Stock are described in the prospectus dated May 18, 2021 (the “Prospectus”).

In the rights offering, we are offering an aggregate of up to $100,000,000 in shares of Common Stock, as described in the Prospectus.  The subscription rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on June 3, 2021 (the “Expiration Time”).

As described in the Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one subscription right for each share of Common Stock (each, a “Basic Subscription Right”) for every four shares of common stock owned by such beneficial owner at 5:00 p.m., Eastern Time, on the Record Date. Each Basic Subscription Right will allow the holder thereof to subscribe for one share of Common Stock at the cash price equal to 75% of the volume-weighted average of the trading prices (“VWAP”) of our common stock on the OTC Pink Sheets for the five consecutive trading days ending on the Expiration Date of this rights offering (the “Actual Subscription Price”).  For example, if a stockholder owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, it would receive 25 Basic Subscription Rights and would have the right to purchase 25 shares of Common Stock at the Subscription Price.  Any fractional Subscription Rights will be rounded up to one Subscription Right.

The Estimated Subscription Price reflects what the Actual Subscription Price would be if the 5-day VWAP was calculated using May 12, 2021 as the last day of the VWAP measurement. Because the Actual Subscription Price will be determined on the Expiration Date, rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to their basic Subscription Rights and, if eligible, any additional shares subscribed for pursuant to the Over-Subscription Right at the Estimated Subscription Price of $0.001425 per share.  Stockholders exercising their Subscription Rights are in effect investing a fixed amount in the Company to receive the maximum number of shares of Common Stock issuable at the Actual Subscription Price. Regardless of the Actual Subscription Price, Stockholders who exercise their Subscription Rights will have no right to rescind their subscriptions after receipt of their completed subscription certificates together with payment for shares by the subscription agent.  By way of example, if you wish to purchase 1,000,000 shares (assuming 500,000 shares pursuant to your basic rights and 500,000 shares pursuant to your over-subscription rights) at the Estimated Subscription Price of $0.001425, you would be investing $1,425.  The amount of shares that you receive for your $1,425 will be adjusted based on the Actual Subscription Price.  Using the previous example, if the Actual Subscription Price is $0.00135, you will receive 1,055,556 shares for your same $1,425 investment.  Conversely, if the Actual Subscription Price is increased to $0.0015 you will receive 950,000 shares for your $1,425 investment.  However, in both cases you will be receiving a 25% discount to the VWAP for the common stock over the five consecutive trading days ending on the Expiration Date.  These examples assume these additional shares were available upon exercise of your Over-Subscription Right.

If, on the Expiration Date, the Actual Subscription Price is greater than the Estimated Subscription Price paid by the subscriber, any payments made by you with respect to your Over-Subscription Rights (as described below) will be applied towards the purchase of shares subscribed for pursuant to the your Basic Subscription Rights.  Any remaining payment amounts will then be applied towards the purchase of any shares available pursuant to your Over-Subscription Rights.  If, on the Expiration Date, the Actual Subscription Price is lower than the Estimated Subscription Price paid by the subscriber, any excess subscription amounts paid by a subscriber will be deemed an exercise of the Over-Subscription Rights and will be applied towards the purchase of additional shares in the rights offering.

In the event that a Record Holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Right, such Record Holder may also exercise an over-subscription right (the “Over-Subscription Right”, collectively with the Basic Subscription Right, the “Subscription Rights”) to purchase a portion of any shares of Common Stock that are not purchased by other Record Holders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Right. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Rights, then the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Right based on the number of shares each person subscribed for under the Basic Subscription Right. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person subscribed for pursuant to the exercise of the Over-Subscription Right, then such person will be allocated only that number of Unsubscribed Shares for which the person oversubscribed, and the remaining Unsubscribed Shares will be allocated among all other persons exercising the Over-Subscription Right on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Rights have been fulfilled, whichever occurs earlier.

Each Record Holder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Right. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Time, if a Record Holder wishes to maximize the number of shares it may purchase pursuant to its Over-Subscription Right, such Record Holder will need to deliver payment in an amount equal to the aggregate Estimated Subscription Price for the maximum number of shares of Common Stock available to such Record Holder based on the Estimated Subscription Price, assuming that no stockholders other than such Record Holder has purchased any shares of Common Stock pursuant to the Basic Subscription Right and Over-Subscription Right. The Company will eliminate fractional shares of Common Stock resulting from the exercise of the Over-Subscription Right by rounding up to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) in connection with the Over-Subscription Right will be returned, without interest, as soon as practicable.

The Company can provide no assurances that each Record Holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Right in full at the expiration of the rights offering. The Company will not be able to satisfy its exercise of the Over-Subscription Right if all of our Record Holders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Right to the extent sufficient shares of Common Stock are available following the exercise of Subscription Rights under the Basic Subscription Rights.

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To the extent the aggregate Actual Subscription Price of the maximum number of Unsubscribed Shares available to a Record Holder pursuant to the Over-Subscription Right is less than the amount such Record Holder actually paid in connection with the exercise of the Over-Subscription Right, such Record Holder will be allocated only the number of Unsubscribed Shares available to it as soon as practicable after the Expiration Time, and such Record Holder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

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To the extent the amount a Record Holder actually paid in connection with the exercise of the Over-Subscription Right is less than the aggregate Actual Subscription Price of the maximum number of Unsubscribed Shares available to such Record Holder pursuant to the Over-Subscription Right, such Record Holder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Right. See “The Rights Offering — Subscription Rights — Over-Subscription Rights.”

The Subscription Rights will be evidenced by a Non-Transferable Subscription Rights Certificate registered in the stockholder’s name or its nominee and will cease to have any value at the Expiration Time.

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Non-Transferable Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Non-Transferable Subscription Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Instructions as to Use of Healthier Choices Management Corp. Non-Transferable Subscription Rights Certificates;
3.	A form of letter which may be sent to your clients for whose accounts you hold shares of our Common Stock registered in your name or the name of your nominee;
4.	Beneficial Owner Election;
5.	Nominee Holder Certification; and
6.	A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, as indicated in the Prospectus, you should deliver to the Subscription Agent the properly completed and signed Non-Transferable Subscription Rights Certificate with payment of the Estimated Subscription Price in full for each share of Common Stock subscribed for pursuant to the Subscription Right. The Subscription Agent must receive the Non-Transferable Subscription Rights Certificate with payment of the Subscription Price prior to the Expiration Time. Once a Record Holder has exercised its Subscription Right, such exercise may not be revoked, even if the Record Holder later learns information that it considers to be unfavorable to the exercise of its Subscription Rights.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent for this rights offering, by calling (855) 793-5068 (toll-free). Any questions or requests for assistance concerning the rights offering should be directed to the Subscription Agent.

Very truly yours,

Healthier Choices Management Corp.

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